Exhibit 16.1

December 17, 2004

United States Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the disclosures included in Items 4.01 and 4.02 of Form 8-K to be filed by Mesabi Trust. We agree with the statements made in those disclosures insofar as they relate to our Firm.

/s/Eide Bailly LLP
Fargo, North Dakota